Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Cameron Potts
VP, PR & Communications
651-233-7735
Cameron.potts@deluxe.com

Deluxe Corporation Names New Chief Revenue Officer
Chris Thomas Joins Company to Drive Revenue Growth & Accelerate Transformation

SHOREVIEW, Minn. - July 22, 2019 - Deluxe Corporation (NYSE: DLX), a Trusted, Tech-Enabled Solutions Company™, announced Chris Thomas has joined the firm in a newly created role: Chief Revenue Officer. Thomas will join the Deluxe executive leadership team effective immediately.

Thomas brings a wealth of sales and technology experience to Deluxe having previously served in senior sales and commercial leadership roles with DXC Technology, Hewlett Packard and Pegasus Logistics Group. Thomas joins Deluxe in a newly created role with responsibility for organic revenue growth across the entire company as it accelerates cross-selling of its diversified portfolio of products and services to existing and new customers.

“We are excited for Chris to join Deluxe and accelerate our organic revenue growth,” explained Barry McCarthy, Deluxe President and CEO. “We are closely aligning the work of our CRO with the efforts of the four General Managers of our future business segments: Cloud, Payments, Promotional Products and Checks. It is a critical position with oversight across our entire sales function and we are eager for Chris to create a world-class, customer-first selling organization.

“Deluxe is evolving from being a company of companies to a company of products,” McCarthy said. “We have incredible products and services that benefit customers of all types, from medium- and small-sized businesses to the largest banks, community financial institutions, insurance companies, and other large enterprises. Developing a ‘One Deluxe’ approach to the market, shaping our sales culture, and building even stronger relationships with our customers to cross-sell existing, and new products are key initiatives Chris will lead.”

Thomas brings to Deluxe more than 25-years of experience working with Fortune 100 technology companies and start-ups. At DXC Technology, he led a sales team of more than 2,500 technical sales professionals. At Deluxe, he will bring together the company’s multiple independent sales functions to lead a unified and renewed go-to-market strategy for businesses of all types and sizes.

“With Barry’s leadership, Deluxe is fundamentally changing how it approaches the market and sells our products and services and how we analyze our significant customer base of 5 million small businesses, large enterprises and 4,600 financial institutions. There could not be a better time to join this incredible team and I can’t wait to roll up my sleeves and get to work to accelerate organic growth,” Thomas said.

To learn more about the transformation underway at Deluxe please visit: www.deluxe.com/about-deluxe/investor-relations.

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About Deluxe Corporation
Deluxe is a Trusted, Tech-Enabled Solutions Company™, serving enterprises, small businesses and financial institutions, offering a range of solutions to help customers manage and grow their businesses. Approximately 4.8 million small business customers access Deluxe’s wide range of products and services, including incorporation services, logo design, website development and hosting, email marketing, social media, search engine optimization, payroll services along with customized checks and forms. For our approximately 4,600 financial institution customers, Deluxe offers industry-leading programs in data analytics, customer acquisition and treasury management solutions, including fraud prevention and profitability as well as checks. Deluxe is also a leading provider of checks and accessories sold directly to consumers. For more information, visit us at www.deluxe.com, www.facebook.com/deluxecorp or www.twitter.com/deluxecorp.